Exhibit 97.1

GULF ISLAND FABRICATION, INC.

Incentive-Based Compensation Recovery Policy

The Board of Directors (the “Board”) of Gulf Island Fabrication, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to adopt this Incentive-Based Compensation Recovery Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 (the “Listing Standards”) of The Nasdaq Stock Market (“NASDAQ”). As required by SEC Rule 10D-1, the Listing Standards require the Company to adopt a compensation recovery policy as set forth in the rule, comply with the policy and provide related disclosures required by the Listing Standards and in applicable filings with the U.S. Securities and Exchange Commission (“SEC”) in order for the Company’s common stock to remain listed on NASDAQ. Capitalized terms not otherwise defined herein have the meanings set forth in Section 2 hereof.

1.
Administration

Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable to administer, and cause the Company to comply with, this Policy, without further action by the Board. Any determinations made by the Committee shall be final and binding on all affected persons, including the Company and the Covered Executives, and need not be uniform with respect to each person covered by the Policy. The Committee is authorized to consult with the full Board, the Audit Committee of the Board, or any other committee of the Board if and to the extent it deems necessary or appropriate to administer, and cause the Company to comply with, this Policy.

2.
Definitions

As used in this Policy, the following definitions shall apply:

(a)
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously-issued financial statements (commonly referred to as a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

(b)
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(c)
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(d)
“Committee” has the meaning set forth in Section 1 hereof.

(e)
“Covered Executives” means the Company’s current and former executive officers, as determined by the Board in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

(f)
“Effective Date” means October 2, 2023.

(g)
“Erroneously Awarded Compensation” has the meaning set forth in Section 4 of this Policy.

(h)
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total stockholder return (and any measures that are derived wholly or in part from stock price or total stockholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(i)
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(j)
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are publicly disseminated or filed with the SEC.

3.
Covered Executives; Incentive-Based Compensation

This Policy applies to all Incentive-Based Compensation received by a person: (a) on or after the Effective Date (even if approved, awarded, granted or paid prior to the Effective Date); (b) after beginning service as a Covered Executive; (c) who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (d) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (e) during the Clawback Period.

For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

4.
Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy and in accordance with Rule 10D-1 and the Listing Standards, as follows:

(a)
For purposes of this Policy, “Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, computed without regard to any taxes paid by the relevant Covered Executive.

(i)
With respect to Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

A.
the amount of Erroneously Awarded Compensation will instead be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and

B.
the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NASDAQ.

(ii)
With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

(b)
After an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously Awarded Compensation received by each Covered Executive and shall promptly provide written notice to each Covered Executive by email, certified mail or overnight mail of the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation.

(c)
The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 5 below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

(d)
To the extent that the Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation, the Committee may credit such reimbursed amount against the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

(e)
To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all reasonable and appropriate actions to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence. Such recovery and reimbursement may include offsetting such Erroneously Awarded Compensation and expenses against any amounts due from the Company or its subsidiaries to the Covered Executive.

(f)
Recovery under this Policy with respect to a Covered Executive shall not require any finding that such Covered Executive engaged in misconduct or was responsible for any error that caused or contributed to the Accounting Restatement.

(g)
Any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.

5.
Method of Recovery

The Committee shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against base salary and/or any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code, and (e) any other method that does not contravene any applicable law, including without limitation Section 409A of the Code.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Committee or, in the absence of the Committee, a majority of the independent directors serving on the Board, has determined in good faith that recovery would be impracticable solely for one or more of the following limited reasons, and subject to the following procedural and disclosure requirements:

•
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Committee must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to NASDAQ;

•
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Committee must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

6.
No Indemnification of Covered Executives Against Loss of Erroneously Awarded Compensation

Notwithstanding the terms of any indemnification or insurance policy, any contractual arrangement with any Covered Executive or any provision of the Company’s or any of its subsidiaries’ governing or organizational documents (such as articles of incorporation, certificates of incorporation, by-laws or similar document) that provides or may be interpreted to provide to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.

7.
Committee Indemnification

Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permitted under any articles of incorporation, certificate of incorporation, bylaw, similar organizational document, contract, policy or law applicable to the Company with respect to any such action, determination or interpretation.

8.
Effective Date

This Policy shall be effective as of the Effective Date. Subject to applicable law, the Committee may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

9.
Other Recovery Rights; Company Claims

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recovery by the Company under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002, government regulation, or stock exchange listing requirement or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or other agreement, policy or plan of the Company and any other legal or equitable remedies available to the Company, including those set forth in any corporate governance guidelines that may be adopted or amended by the Board. Notwithstanding the foregoing, unless otherwise required by applicable law, any amounts recovered under any other such recovery, recoupment or clawback rights that would be recoverable under this Policy shall count toward any required recovery under this Policy and vice versa.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal or equitable remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

10.
Amendment

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by NASDAQ or other national securities exchange on which the Company’s securities are listed.

11.
Acknowledgement of Binding Effect

As a condition to continued employment, each Covered Executive shall sign and deliver to the Company, within 60 calendar days following the later of (i) the Effective Date of this Policy or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy. This Policy is binding upon all Covered Executives, even if such Covered Executive fails to execute or deliver the attached Acknowledgment Form to the Company.

12.
Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

13.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

14.
Governing Law; Jurisdiction and Forum; Waiver of Jury Trial

(a)
This Policy shall be governed by, and construed and enforced in accordance with, Section 10 of the Exchange Act, Rule 10D-1 and the Listing Standards, and to the extent applicable, the laws of the State of Louisiana.

(b)
The Company and each Covered Executive: (i) submits to the personal jurisdiction of the federal district court with jurisdiction over the location of the Company’s headquarters and, if that court lacks jurisdiction, the state court with jurisdiction over the location of the Company’s headquarters, and the relevant appellate courts, in the event any dispute arises out of this Policy; (ii) agrees that it, he or she will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it, he or she will not bring any proceeding relating to this Policy in any court other than the court designated in the preceding clause (i).

(c)
The Company and each Covered Executive: (i) waives trial by jury in any action, proceeding, or counterclaim arising out of or in any way connected with this Policy or the administration thereof, and (ii) agrees to refrain from seeking a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Policy.

15.
Required Policy-Related Filings and Disclosures

A copy of this Policy and any amendments thereto will be filed as an exhibit to the Company’s annual report on Form 10-K filed with the SEC. In addition, the Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by the SEC.

EXHIBIT A

GULF ISLAND FABRICATION, INC.

INCENTIVE-BASED COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Gulf Island Fabrication, Inc. Incentive-Based Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned further acknowledges and agrees that:

•
the undersigned is and will continue to be subject to the Policy;
•
the Policy will apply both during and after the undersigned’s employment with the Company;
•
in the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, or any right to indemnification available under state law, any agreement or policy or the Company’s governing or organizational documents, the terms of the Policy shall govern and all such agreements, plans, programs, policies or rights shall be deemed amended to include the terms of this Policy;
•
the undersigned will abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy; and
•
the Policy shall be binding and enforceable against the undersigned and the undersigned’s beneficiaries, heirs, executors, administrators and other legal representatives.

Covered Executive

_________________________________

Signature

_________________________________

Printed Name

_________________________________

Date